Exhibit 10.1

Execution Copy

SUPPLEMENTAL RETIREMENT INCOME PLAN

FOR SALARIED EMPLOYEES OF

HELMERICH & PAYNE, INC.

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8.4	Spendthrift Provision	10
8.5	Incapacity of Recipient	10
8.6	Corporate Successors	11
8.7	Unclaimed Benefit	11
8.8	Limitations on Liability	11
8.9	Withholding and Other Employment Taxes	11
8.10	Applicable Law	11
8.11	Binding Effect	11

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SUPPLEMENTAL RETIREMENT INCOME PLAN

FOR SALARIED EMPLOYEES OF

HELMERICH & PAYNE, INC.

THE SUPPLEMENTAL RETIREMENT INCOME PLAN FOR SALARIED EMPLOYEES OF HELMERICH & PAYNE, INC. is hereby amended and restated as set forth below effective December 2, 2008.

ARTICLE I
NAME AND PURPOSE OF PLAN

1.1           Name of Plan.  This Plan is known as the SUPPLEMENTAL RETIREMENT INCOME PLAN FOR SALARIED EMPLOYEES OF HELMERICH & PAYNE, INC.

1.2           Purpose.  The Plan is established and maintained by Helmerich & Payne, Inc. solely for the purpose of providing benefits for certain key management salaried employees of the Company or any Affiliate who (i) participate in the Helmerich & Payne, Inc. Employees Retirement Plan (ii) have limitations on benefits imposed by Sections 415 and/or 401(a)(17) of the Internal Revenue Code of 1986, as amended, on qualified plans to which those Sections are applicable.  This Plan shall be binding upon the Company and any Affiliate.  It is intended that this Plan be unfunded for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.

ARTICLE II
DEFINITIONS

2.1           Definitions.  Where the following capitalized words and phrases appear in this instrument, they shall have the respective meanings set forth below unless a different context is clearly expressed herein.

(a)           “Actuarial Equivalent” means a benefit paid other than as a lump sum payment equal in value to a life annuity based on (i) an interest rate and factors used by the PBGC as of the beginning of the Plan Year in which the calculation or conversion is made, and (ii) the Unisex Pension Mortality Table for 1984 (“UP-84”).  The Actuarial Equivalent lump sum value for payments made in any Plan Year shall be calculated:

(i)            by using an interest rate no greater than the applicable interest rate if the Supplemental Retirement Benefit (using such rate) is not in excess of $25,000, and

(ii)           by using an interest rate no greater than 120 percent of the applicable interest rate if the Supplemental Retirement Benefit exceeds $25,000 (as determined under Subsection (i) above.

In no event, however, shall the present value determined under Subsection (ii) above be less than $25,000 (or otherwise reduced) after the application of the interest rate (or rates) required in this Subsection. For purposes of Subsections (i) and (ii) above, the term “applicable interest rate” means the interest rate (or rates) which would be used by PBGC as of the beginning of the applicable Plan Year in which the distribution from the Qualified Plan occurs for purposes of valuing a lump sum distribution on termination of the Qualified Plan.

(b)           “Affiliate” means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

(c)           “Beneficiary” means the Participant’s surviving spouse who would be entitled to receive a Qualified Plan Death Benefit upon the death of the Participant.

(d)           “Cimarex Participants” means those Participants who were previously employed by the Company and who are currently employed by Cimarex Energy Co. on December 2, 2008 as a result of a spin-off of the Company’s exploration and production assets in 2002.

(e)           “Board” means the Board of Directors of the Company.

(f)            “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

(g)           “Committee” means the Committee appointed by the Company pursuant to Article VI herein to administer the Plan.

(h)           “Company” means Helmerich & Payne, a Delaware corporation, or, to the extent provided in Section 8.6 herein, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

(i)            “Compensation” means the total regular base wages and salary paid to a Participant during a Plan Year as reported by the Employer to the Internal Revenue Service on Form W-2 including (i) bonuses and overtime, (ii) vacation pay, (iii) sick pay, (iv) compensation paid for boat-time traveling to drilling rigs, (v) shift differential; and (vi) any amount deferred by a Participant pursuant to Section 401(k) of the Code with respect to an employee benefit plan sponsored by the Employer or any Affiliate or Section 125 of the Code with respect to a “cafeteria plan” sponsored by the Employer, but excluding (i) any amount recognized on the exercise of a stock option, upon becoming vested in any stock award or grant or upon the premature disposition of stock acquired under an inactive stock option, (ii) dividends received as compensation under any stock award plan, (iii) relocation allowances, (iv) deferred compensation except in the year included in income and except as provided under this Plan, and (v) all allowances, reimbursements and other extraordinary sums paid for travel, expenses or special payments for extraordinary services, (vi) coverall and uniform allowances, (vii) phantom overrides, (viii) overseas housing allowances, (ix) income attributable to group life insurance over $50,000, (x) disability income paid under the Employer’s long teen disability plan, (xi) bonuses or payments mandated by foreign laws, (xii) safety awards, (xiii) expatriate foreign service premiums, (xiv) expatriate foreign service allowances, and (xv) other fringe or welfare benefits of the Employer which are includable in the income of the Participant such as executive medical reimbursements, premium payments and tax reimbursement.

(j)            “Disabled” or “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.  A Participant will be deemed to be Disabled if the Participant becomes eligible to receive disability benefits under the long-term disability benefit plan sponsored by the Company for a period of three (3) months or more.

(k)           “Early Retirement Date” shall mean the first day of the month coinciding with or next following the date a Participant terminates employment, at his election, after (i) earning at least 10 years of credited service (as defined in the Qualified Plan) and (ii) attaining the age of at least 55 years.

(l)            “Effective Date” means the effective date of this Plan which was January 1, 1991.

(m)          “Employer” means the Company and any Affiliate who employs Participants.

(n)           “Limitations on Benefits” means the limitations imposed by Sections 415 and/or 401(a)(17) of the Code on the accrual of the Qualified Plan Retirement Benefits under the Qualified Plan.

(o)           “Normal Retirement Date” shall mean the first day of the month coinciding with or next following the later of the date on which the Participant (i) attains age 65 and (ii) earns at least five years of credited service (as defined in the Qualified Plan).

(p)           “Participant” means a key management salaried employee of the Company or any Affiliate who (i) is a participant under the Qualified Plan (or any successor or replacement retirement plan qualified under Section 401(a) and 501(a) of the Code) and to whom or with respect to whom a benefit is payable under the Plan and (ii) has been selected by the Committee to participate in the Plan.

(q)           “Plan” means this “Supplemental Retirement Income Plan for Salaried Employees of Helmerich & Payne, Inc.”

(r)            “Plan Year” means the annual period commencing October 1 through September 30 of each year.

(s)           “Qualified Plan” means the “Helmerich & Payne, Inc. Employees Retirement Plan” amended and restated effective October 1, 1987, and each predecessor, successor or replacement employees’ retirement plan qualified under Section 401(a) and 501(a) of the Code including the prior plan to the Qualified Plan.

(t)            “Qualified Plan Death Benefit” means the aggregate benefit payable at any point in time to the Beneficiary of a Participant pursuant to the Qualified Plan in the event of the death of the Participant.

(u)                                 “Qualified Plan Retirement Benefit” means the aggregate benefit payable at any point in time to a Participant pursuant to the Qualified Plan by reason of the Participant’s termination of employment with the Company and all Affiliates for any reason other than death.

(v)                                 “Separation from Service.”  A Participant incurs a Separation from Service upon termination of employment with the Employer under the circumstances described below.  Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a Separation from Service if the Employer and the Participant reasonably anticipated that the level of services to be performed by the Participant after a certain date would be reduced to 20% or less of the average services rendered by the Participant during the immediately preceding 12-month period (or the total period of employment, if less than 12 months), disregarding periods during which the Participant was on a bona fide leave of absence.

A Participant who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Participant’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.1(m) of the Plan, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.

The Committee specifically reserves the right to determine whether a sale or other disposition of assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Code Section 409A.

(w)                               “Specified Employee” means those employees of the Company who are determined by the Committee to be a “specified employee” in accordance with I.R.C. § 409A and the regulations promulgated thereunder.

(x)                                   “Supplemental Death Benefit” means the benefit payable to a Beneficiary pursuant to the Plan due to the death of the Participant.

(y)                                 “Supplemental Retirement Benefit” means the benefit payable pursuant to the Plan by reason of such Participant’s termination of employment with the Company and all Subsidiaries for any reason other than death.

(z)                                   “Trust” means the Helmerich & Payne, Inc. Supplemental Benefits Trust which has been established and may be used by the Company or any Affiliate as the device for assisting the Company or any Affiliate to meet their respective obligations under the Plan. The

Trust and any assets held by the Trust will conform to the terms of the model trust as described in Revenue Procedure 92-64, as modified by the Internal Revenue Service.

(aa)                            “Trustee” or “Trustees” means the entity who has been designated by the Company to serve as Trustee of the Trust.

2.2                                 Construction.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. Any word appearing herein in the plural shall include the singular, where appropriate, and likewise the singular shall include the plural, unless the context clearly indicates to the contrary.

ARTICLE III
ELIGIBILITY

A Participant who (i) is eligible to receive a Qualified Plan Retirement Benefit, but the amount of such benefit is reduced by reason of the application of the Limitations on Benefits imposed by application of Sections 415 and 401(a)(17) of the Code, as in effect on the date of commencement of the Qualified Plan Retirement Benefit, or as in effect at any time thereafter, and (ii) is among a group of key management employees and who are selected to participate in this Plan shall be eligible to receive a Supplemental Retirement Benefit. If a Participant described in the preceding sentence dies prior to commencement of payment of his Qualified Plan Retirement Benefit, the Beneficiary shall be eligible to receive a Supplemental Death Benefit.

ARTICLE IV
SUPPLEMENTAL RETIREMENT BENEFIT

4.1                                 Amount.  The Supplemental Retirement Benefit payable to an eligible Participant shall be equal to the difference between (a) minus (b) below where:

(a)                                  is the monthly amount of the Qualified Plan Retirement Benefit to which the Participant would have been entitled under the Qualified Plan if such benefit were computed without giving effect to the Limitations on Benefits and including all amounts of a Participant’s compensation deferred under the Supplemental Savings Plan for Salaried Employees of Helmerich & Payne, Inc.; and

(b)                                 is the monthly amount of the Qualified Plan Retirement Benefit actually payable to the Participant under the Qualified Plan at the applicable point in time.

The amounts described in (a) and (b) above shall be computed as of the date of Separation from Service of the Participant in the form of a straight life annuity payable over the lifetime of the Participant (calculated in the same manner as provided under the Qualified Plan) assuming payment was to commence at the Participant’s Normal Retirement Date.  Actual payment of the Supplemental Retirement Benefit will commence as provided under 4.3 below.

4.2                                 Form of Benefit.  A Participant shall be entitled to receive the Actuarial Equivalent of a Supplemental Retirement Benefit paid in the form of a single lump sum payment or annual installment payments payable over a period of 2-10 years as designated by the

Participant or an election filed on or before December 31, 2008.  The Participant’s election under the Qualified Plan of any optional form of payment of his Qualified Plan Retirement Benefit shall in no manner whatsoever be applicable to or effect the payment of his Supplemental Retirement Benefit under this Plan.

4.3                                 Commencement of Benefit.  Payment of the Supplemental Retirement Benefit to any Participant other than a Cimarex Participant shall commence within 30 days of the later of the first business day of the seventh month following the Participant’s Separation from Service or the age (between 55 and 65) specified by Participant upon an election filed on or before December 31, 2008 unless Separation from Service occurs due to death.  In the event of a Participant’s death, the Supplemental Retirement Benefit shall be paid within 30 days of the date of death.  Payment of the Supplemental Retirement Benefit to a Cimarex Participant shall commence within 30 days of the earlier of the age (between 55 and 65) designated by the Cimarex Participant on an election filed on or before December 31, 2008 or the date of death.  If a Cimarex Participant fails to designate a distribution age, the Plan default distribution age shall be age 60.

4.4                                 Forfeiture of Benefits.  Unless a Participant has earned a vested accrued benefit under the Qualified Plan, then, the Participant shall not be entitled to any benefit under this Plan.

4.5                                 Cost of Benefits.  The cost of all benefits under this Plan shall be paid by the Company; however, the Company may require reimbursement for the cost of such benefits from any Affiliate whose employees have been selected to participate in this Plan.

4.6                                 Payment to Specified Employees Upon Separation from Service.  In no event shall a Specified Employee receive a payment under this Plan following a Separation from Service prior to the first business day of the seventh month following the date of Separation from Service.

4.7                                 Changes in Method of Payment.  The method of payment may be changed from time to time by the Participant, but in no event will such change be considered valid if the change occurs within the twelve-month period prior to the date payment would have otherwise commenced.  Any requests to change the method of payment will not take effect for twelve months following the date it is received by the Committee and the first payment with respect to such election is deferred for a period of five years from the date such payment would otherwise have been made.

ARTICLE V
SUPPLEMENTAL DEATH BENEFIT

5.1                                 Amount.  If a Participant dies prior to commencement of payment of his Qualified Plan Retirement Benefit under circumstances in which a Qualified Plan Death Benefit is payable due to the death of the Participant, then, a Supplemental Death Benefit will be payable to his Beneficiary as hereinafter provided.  The monthly amount used to calculate the Supplemental Death Benefit payable to a Beneficiary shall be determined as in Section 4.1 hereof in the same manner as a Participant’s Supplemental Retirement Benefit, adjusted to reflect the reduced amount payable to the Beneficiary as a Qualified Plan Death Benefit.

5.2                                 Form and Commencement of Benefit.  A Participant’s Beneficiary shall be entitled to receive a Supplemental Death Benefit which shall be the Actuarial Equivalent of a Participant’s Supplemental Retirement Benefit. The Supplemental Death Benefit shall be paid in a single lump sum and payment will commence no later than 90 days following the Participant’s date of death.

ARTICLE VI
ADMINISTRATION

6.1                                 Administration.  The Plan shall be administered, construed and interpreted by the Committee.  The Committee shall have the sole authority and discretion to determine eligibility and to construe the terms of the Plan.  The determinations by the Committee as to any disputed questions arising under the Plan, including the employees who are eligible to be Participants in the Plan, the amounts payable under the Plan, and the construction and interpretation by the Committee of any provision of the Plan, shall be final, conclusive and binding upon all persons including Participants, their beneficiaries, the Company, its stockholders and employees and the Employers.  The Committee may, by resolution, in its discretion, delegate certain administrative duties to a committee comprised of employees of the Company.  References to “Committee” in this Article VI shall include the Committee as well as any designees.

6.2                                 Indemnification and Exculpation.  The members of the Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding.  The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

6.3                                 Rules of Conduct.  The Committee shall adopt such rules for the conduct of its business and the administration of this Plan as it considers desirable, provided they do not conflict with the provisions of this Plan.

6.4                                 Legal, Accounting, Clerical and Other Services.  The Committee may authorize one or more if its members or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out this Plan.  The Company shall pay all expenses of the Committee.

6.5                                 Records of Administration.  The Committee shall keep records reflecting the administration of this Plan which shall be subject to audit by the Company.

6.6                                 Expenses.  The expenses of administering the Plan shall be paid by the Company.

6.7                                 Liability.  No member of the Board of Directors or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent, or employee of the Company or of any such body, nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

6.8                                 Claims Review Procedures.  The following claim procedures shall apply to the Plan.

(a)                                  Denial of Claim.  If a claim for benefits is wholly or partially denied, the claimant shall be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than 90 days after the receipt of the claim.  However, if special circumstances require an extension, written notice of the extension shall be furnished to the claimant before the termination of the 90-day period.  In no event shall the extension exceed a period of 90 days after the expiration of the initial 90-day period.  The notice of the denial shall contain the following information written in a manner that may be understood by a claimant:

(i)                                     The specific reasons for the denial;

(ii)                                  Specific reference to pertinent Plan provisions on which the denial is based;

(iii)                               A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;

(iv)                              An explanation that a full and fair review by the Committee of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Committee within 60 days after the notice of the denial is received; and

(v)                                 If a request for review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described in subsection 6.8(a)(iv).

(b)                                 Decisions After Review.  The decision of the Committee with respect to the review of the denial shall be made promptly and in writing, but not later than 60 days after the Committee receives the request for the review.  However, if special circumstances require an extension of time, a decision shall be rendered not later than 120 days after the receipt of the request for review.  A written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 60-day period.  The claimant shall be given a copy of the decision, which shall state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

(c)                                  Other Procedures.  Notwithstanding the foregoing, the Committee may, in its discretion, adopt different procedures for different claims without being bound by past actions.  Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.

6.9                                 Finality of Determinations; Exhaustion of Remedies.  To the extent permitted by law, decisions reached under the claims procedures set forth in Section 6.8 shall be final and binding on all parties.  No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under Section 6.8.  In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure.  Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived.  Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was arbitrary, capricious or an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

6.10                           Effect of Fiduciary Action.  The Plan shall be interpreted by the Committee and all Plan fiduciaries in accordance with the terms of the Plan and their intended meanings.  However, the Committee and all Plan fiduciaries shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment.  The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious.  To the extent the Committee or any Plan fiduciary has been granted discretionary authority under the Plan, the Committee’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  If any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in it sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Committee in its sole discretion.  The Committee, without the need for Board of Directors’ approval, may amend the Plan retroactively to cure any such ambiguity.  This Section may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee or by any Plan fiduciaries.  All actions taken and all determinations made in good faith by the Committee or by Plan fiduciaries shall be final and binding upon all persons claiming any interest in or under the Plan.

ARTICLE VII
AMENDMENT OR TERMINATION

7.1                                 Amendment or Termination.  The Company reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable.  Provided, no amendment or termination will be effective to the extent it provides for payment under this Plan in a manner that would result in a violation of Section 409A of the Code.  Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

7.2                                 Effect of Amendment or Termination.  No amendment to or termination of the Plan shall directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of any Supplemental Retirement Benefit or Supplemental Death Benefit payment of which has accrued prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason, including death, on such effective date of amendment or termination.  Further, in the event of the termination of this Plan by the Company, each Participant shall be 100% vested and nonforfeitable in all of his benefits accrued as of such date of termination.

ARTICLE VIII
GENERAL PROVISIONS

8.1                                 Funding.  The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or any Affiliate for payment of any benefits hereunder.  No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Company or any Affiliate by reason of the right to receive a benefit under the Plan and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company or any Affiliate with respect to any rights under the Plan.  No right or benefit under this Plan shall in any manner be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of any Participant or Beneficiary, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

8.2                                 No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Company or any Affiliate that the assets of the Company or any Affiliate will be sufficient to pay any benefit hereunder.

8.3                                 No Enlargement of Employee Rights.  No Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.  The establishment of the Plan shall not be construed to give any Participant the right to be retained in the employment service of the Company or any Affiliate.

8.4                                 Spendthrift Provision.  No action under this Plan by the Company or any Affiliate shall be construed as creating a trust (other than the Helmerich & Payne, Inc. Supplemental Benefits Trust), escrow or other secured or segregated fund in favor of the Participant, his Beneficiary, or any other persons otherwise entitled to his Supplemental Retirement Benefit.  The status of the Participant and his Beneficiary with respect to any liabilities assumed by the Company or any Affiliate hereunder shall be solely those of unsecured creditors of the Company or any Affiliate who employ such Participant.  The Plan constitutes a mere promise by the Company to make benefit payments in the future.  Any asset acquired or held by the Company or any Affiliate in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund for the benefit of the Participant or his Beneficiary or to be security for the performance of the obligations of the Company or any Affiliate but shall be, and remain a general, unpledged, unrestricted asset of the Company or any Affiliate at all times subject to the claims of general creditors of the Company or any Affiliate.

8.5                                 Incapacity of Recipient.  If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

8.6                                 Corporate Successors.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or any Affiliate or by the merger or consolidation of the Company or any Affiliate into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 7.2 and the requirements of Section 409A of the Code.

8.7                                 Unclaimed Benefit.  Each Participant shall keep the Company informed of his current address and the current address of his Beneficiary.  The Company shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Company within three years after the date on which payment of the Participant’s Supplemental Retirement Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Beneficiary of the Participant, then, the Company shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or any other person and such benefit shall be irrevocably forfeited.

8.8                                 Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Company, an Affiliate nor any individual acting as an employee or agent of the Company or an Affiliate shall be liable to any Participant, former Participant, Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan unless such claim, loss, liability or expense is due to the gross negligence or willful misconduct of the Employer.

8.9                                 Withholding and Other Employment Taxes.  The Company shall comply with all federal and state laws and regulations respecting the withholding, deposit and payment of any income or other taxes relating to any payments made under this Plan.

8.10                           Applicable Law.  The Plan shall be construed and administered under the laws of the State of Oklahoma.

8.11                           Binding Effect.  To the extent provided in this Plan, the Plan shall be binding upon the Company, its Affiliates and their successors and assigns.

HELMERICH & PAYNE, INC., a Delaware corporation

By: